Exhibit 2.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made as of August 31, 2011, by and among Carnegie Learning, Inc. (the “Company”), Apollo Group, Inc. (“Buyer”), BHCL Acquisition Co. (“Merger Sub”), and CLI Shareholder Representative, LLC (“Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS
WHEREAS, the Company, Buyer, Merger Sub and Representative are parties to that certain Agreement and Plan of Merger, dated as of August 2, 2011 (the “Merger Agreement”), pursuant to which Merger Sub would be merged with and into the Company (the “Merger”), so that, as a result of the Merger, the Company will survive and become a wholly-owned subsidiary of Buyer; and

WHEREAS, the parties wish to amend the Merger Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound hereby:

1.Section 2.6 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

Articles of Incorporation. The articles of incorporation of the Company shall be amended at the Effective Time, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.
2.Section 2.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

Bylaws. The Bylaws of the Company shall be amended at the Effective Time, and, as so amended in accordance with the provisions thereof, the provisions of the certificate of incorporation of the Surviving Corporation and in accordance with applicable law, shall be the Bylaws of the Surviving Corporation until amended.
3.Except as otherwise provided herein, the Merger Agreement shall remain in full force and effect.

4.This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:

CARNEGIE LEARNING, INC.

By: /s/ Dennis Ciccone
Name: Dennis Ciccone
Its:     Chief Executive Officer

BUYER:

APOLLO GROUP, INC.

By: /s/ Joseph L. D'Amico
Name: Joseph L. D'Amico
Its:    President & Chief Operating Officer

MERGER SUB:

BHCL ACQUISITION CO.

By: /s/ Joseph L. D'Amico
Name: Joseph L. D'Amico
Its:    Vice President & Asst. Secretary

REPRESENTATIVE:

CLI SHAREHOLDER
REPRESENTATIVE, LLC

By: /s/ J.A. Katarincic
Name: J. A. Katarincic
Its:    Manager